Press Release                      For more information contact:
For Immediate Release              Debbie Meekins, President and CEO
Santa Rosa. California             Sonoma National Bank
May 18, 2005, 5 p.m.  PST          (707) 579-2265
                                   www.snbank.com

Northern Empire Bancshares Common Stock Begins Trading on The NASDAQ National Market

Northern Empire Bancshares (parent of Sonoma National Bank, its only operating subsidiary) announced today its common stock will begin trading on the NASDAQ National Market on Friday, May 20, 2005. Northern Empire Bancshares currently trades on the Over the Counter Bulletin Board under the symbol "NREB" and will retain that symbol on NASDAQ. NASDAQ is the largest U.S. electronic stock market.

Deborah A. Meekins, CEO and President stated, "In a year that marks Sonoma National Bank's 20th anniversary, we are also very excited to have NREB listed on The NASDAQ National Market. We have worked very hard building a strong and profitable financial institution on behalf of our shareholders and the communities we serve. We have now reached the size where listing NREB shares on the NASDAQ National Market makes sense for us and our shareholders. Our NASDAQ National Market listing will allow us to bring increased liquidity to our shareholders, and greater visibility among institutional investors".

Ms. Meekins went on to say, "We are grateful to our principal market makers who have been active in our stock in years past on the OTCBB, and who intend to continue with us as we move to the NASDAQ. Those market makers include: Hoefer & Arnett, (800) 346-5544 and Brookstreet
Securities Corporation, (800) 268-2578."

Northern Empire Bancshares is a financial holding company that conducts its business through its wholly-owned subsidiary, Sonoma National Bank, both of which are headquartered in Santa Rosa, California. The Bank has over $1.1 billion in assets, $94 million in shareholders equity, and has grown profits and assets every year for the past 19 years. The Bank serves its customers through 10 bank branch offices in 3 Bay Area counties, and 5 Loan Production Offices in California and Arizona.

SAFE HARBOR:    Except for historical information contained herein, the
statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Northern Empire Bancshares Securities and Exchange Commission filings, including its Annual Reports on Form 10-K and quarterly reports on Form 10-Q. While the Company intends to trade on NASDAQ, there are no assurances of the effect, if any, that listing with NASDAQ may have upon trading in
the Company's shares.   Northern Empire Bancshares disclaims any intent
or obligation to update these forward-looking statements.